Exhibit 10.34
AMENDED AND RESTATED PLEDGE AGREEMENT
THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of May, 2008 by and among MITCHELL J. KELLY, an individual (the “Borrower”) and NOVAVAX, INC., a Delaware corporation (the “Company”).
RECITALS
     A. WHEREAS, in 2002, the Company had a pre-existing plan whereby Novavax corporate officers and directors who had received Novavax stock options were eligible to exercise such options with payment in the form of a non-recourse interest-bearing promissory note.
     B. WHEREAS, in 2002, the Borrower exercised his right to pay the exercise price of 95,000 options received by Borrower through the delivery of a full recourse, interest-bearing promissory note (the “Original Note”) in the amount of $447,600, which accrued interest monthly at the rate of 5.07%.
     C. WHEREAS, such Original Note was secured by 95,000 shares of common stock of the Company (the “Collateral”) pursuant to a pledge agreement between the Borrower and the Company, dated as of March 21, 2002 (the “Original Pledge Agreement”).
     D. WHEREAS, the Original Note was initially payable upon the earlier to occur of the following: (a) payable in full upon the date on which the Borrower ceased for any reason to be a director of the Company, (b) payable in part to the extent of net proceeds, upon the date on which the Borrower sold all or any portion of the Collateral, or (c) payable in full on March 21, 2007.
     E. WHEREAS, in May 2006, the Borrower resigned as a director of the Company. Concurrent with Borrower’s resignation, the Company extended the maturity of the Original Note, to be payable upon the earlier to occur of the following: (a) payable in part to the extent of net proceeds upon, the date on which the Borrower sold all or any portion of the Collateral, or (b) payable in full on December, 31, 2007.
     F. WHEREAS, in December 2007, the Borrower and the Company entered into discussions concerning possible further amendments to the Original Note. On December 31, 2007 Borrower did not repay the amount due under the extended maturity date of the Original Note, which constituted a default of the Note (a “Designated Default”).
     G. WHEREAS, Borrower has requested, and the Company has agreed, to amend and restate the Original Note to provide, among other things, that the entire amount outstanding as of December 31, 2007, including accrued interest, be treated as principal, to increase the interest rate to 8.0% per annum, and to permit the Company to sell the Collateral in accordance with the terms of this Agreement.
     H. WHEREAS, the Borrower had delivered the Amended and Restated Promissory Note (the “Note”) of even date hereof, which provides for $578,848.22 as outstanding principal (together with accrued interest at a rate of 8.0% per annum, the “Obligations”).
     I. WHEREAS, the Borrower desires to affirm his pledge of the Collateral and permit the Company to cause the Collateral to be sold in accordance with the terms of this Agreement.

AGREEMENT
     In consideration of the Recitals and the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Borrower agree as follows:
     1. Pledge. The Borrower hereby assigns, transfers, sets over and pledges to the Company as collateral to secure the payment and performance of any and all Obligations of the Borrower to the Company arising under the Note, 95,000 shares of common stock of Novavax, Inc. (the “Collateral”), and herewith delivers to the Company the certificates evidencing the same, endorsed in blank or with duly executed stock powers attached.
     2. Sale of Collateral.
          (a) Borrower and the Company hereby appoint Oppenheimer as their broker (the “Agent”) to perform any of the Sales described in this Agreement.
          (b) At any time during the relevant periods set forth on Exhibit A that the trading price of the Company’s common stock, as reported on NASDAQ Global Market, is at or exceeds the corresponding Sale Price set forth on Exhibit A, and the program for the Sale of Collateral by the Agent is not otherwise suspended as per the terms of Section 2. (d) below, the Agent shall sell all of the Collateral (a “Sale”). The Agent shall apply all proceeds from the Sale(s) first to the outstanding amount due under the Note and then return the excess amount, if any, to Borrower. Each time Agent places a trade to effect a Sale, the trade shall be a limit order at no less than the Sale Price set forth on Exhibit A.
          (c) Borrower may direct Agent to place limit trades to effect a Sale of the Collateral, provided that such Sales are at no less than the Break Even Price set forth on Exhibit B.
          (d) Borrower may direct Agent to effect a Sale of the Collateral at any price, and Agent’s ability to sell the Collateral at the prices set forth on Exhibit A shall be suspended, at any time after (i) the Company issues a press release or makes a filing with the Securities and Exchange Commission (“SEC”) announcing a transaction with a third party, approved by the Company’s Board of Directors, that will result in the Change in Control of the Company (a “Change in Control Agreement”), (ii) the Company or a third party issues a press release or makes a filing with the SEC announcing that the Company and the third party have entered into discussions that could lead to the Change in Control of the Company, (iii) a third party files a Schedule TO with the SEC for the purpose of acquiring at least a majority of the outstanding shares of the Company’s common stock through a tender offer (a “Tender Offer”), or (iv) a third party issues a press release or makes a filing with the SEC announcing that it may seek to effect the Change in Control of the Company. A Change in Control means (1) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (2) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (3) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company. Borrower’s right to direct Agent to effect a Sale under this subsection (d) shall be suspended, and Agent’s ability to sell the Collateral at the prices set forth on Exhibit A shall be reinstated, if (i) the Company issues a press release announcing the termination of the Change in Control Agreement, (ii) the Tender Offer is withdrawn, (iii) the Company or a third party issues a press release or makes a filing with the SEC announcing that discussions about a possible Change in Control of the Company have terminated, or (iv) a third party issues a press release or makes a filing with the SEC announcing that it is no longer interested in seeking to effect the Change in Control of the Company.
          (e) The proceeds of any Sale, regardless of whether such Sale was initiated by Agent or directed by Borrower, shall not be used to offset or otherwise reduce a Quarterly Payment (as defined in the Note), except to the extent that the proceeds of the Sale (share sufficient to pay the Note in full and satisfy the Obligations.
          (f) In the event that the proceeds of any Sale(s) is insufficient to satisfy the Obligations, the terms set forth in this Agreement shall apply to the Obligations still outstanding.
          (g) In executing the Sale(s), the Company and the Agent shall comply with the Securities Act of 1933, as amended, and all rules and regulations thereunder.
     3. Representations and Warranties of Borrower.
          (a) Recitals. To the best of Borrower’s knowledge, the Recitals in this Agreement are true and correct in all material respects.
          (b) Enforceability. This Agreement is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.
          (c) No Violation. Borrower’s execution, delivery and performance of this Agreement do not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with or result in a breach of any agreement or instrument to which Borrower is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower, whether now owned or hereafter acquired, other than liens in favor of the Company.
          (d) Title to Collateral. Borrower has good and marketable title to all of the Collateral, free and clear of any mortgage, pledge, lien, encumbrance or charge of any nature whatsoever, except the pledge created by this Agreement in favor of the Company.
          (e) Indebtedness. There is no material breach or default of the terms of any other agreement or instrument evidencing indebtedness of the Borrower, except for the Designated Default.
          (f) Obligations Absolute. The obligation of the Borrower to repay the Obligations, including all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.
     4. Representations and Warranties of Company
          (a) Recitals. To the best of the Company’s knowledge, the Recitals in this Agreement are true and correct in all material respects.
          (b) Enforceability. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) No Violation. The Company’s execution, delivery and performance of this Agreement do not and will not (i) violate any law, rule, regulation or court order to which the Company is subject or (ii) conflict with or result in a breach of any agreement or instrument to which the Company is party or by which it or its properties are bound.
          (d) Material Nonpublic Information. The Company confirms that it is entering into this Agreement in good faith and in compliance with the requirements of Rule l0b5-l at a time when it is not in possession of non-public material information, (b) it will not disclose to any persons at Agent effecting Sales under the Agreement any information regarding the Company that might influence the execution of Sales under the Agreement and (c) it will inform Agent as soon as possible of any subsequent legal or contractual restrictions affecting the execution of Sales under the Agreement by Agent.
     5. Collateral.
          (a) The Borrower hereby renounces and waives all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) as in effect from time to time in any jurisdiction in which any Collateral may now or hereafter be located. Without limiting the generality of the foregoing, the Borrower hereby (i) renounces any right to receive notice of any disposition by the Company or the Agent of the Collateral pursuant to the UCC, whether such disposition is by public or private sale under the UCC or otherwise, and (ii) waives any rights relating to compulsory disposition of the Collateral pursuant to the UCC.
          (b) The Company shall exercise reasonable care in the custody and preservation of the Collateral in its possession. Beyond the exercise of reasonable care to assure the safe custody of the Collateral while held hereunder, the Company shall not have any duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower or tendering surrender of it to the Borrower, it being understood that the Company shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral, whether or not the Company has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.
     6. Rights Prior to Declaration of Default.
          (a) Unless a Default (as hereafter defined) shall have occurred and be continuing, the Collateral shall continue to be registered in the name of the Borrower and the Borrower shall have the right to vote the same at all stockholders meetings at which the same or any part thereof may be voted and to receive any cash dividends (other than liquidating or similar dividends) allocable thereto. Stock dividends and any other distribution with respect to the Collateral shall be pledged as additional collateral and held by the Borrower subject to the terms and conditions hereof.
          (b) If the stock of any corporation whose shares are pledged hereunder shall be changed into or exchanged for a different number of kind of shares of stock or other securities of such corporation or of another corporation, whether through merger, consolidation, reorganization, recapitalization, stock split, or combination of shares, there shall be substituted for Collateral held by the Company under this Agreement the number of shares of stock or other securities into which each outstanding share of such capital stock shall be so changed or for which each share shall be exchanged. The Borrower hereby agrees that any securities so substituted for the Collateral pursuant to the terms of such change or exchange shall be delivered directly to the Company, to be held and disposed of by the Company in accordance with the terms and provisions of this Agreement. The Borrower authorizes the Company to surrender the Collateral or take whatever other action is required to be taken with respect to the Collateral under the terms of such change or exchange and further agrees to execute and deliver to the Company such stock powers as may be necessary to carry out the purposes of this Agreement in view of such substitution.
     7. Default. Each of the following shall constitute a “Default” hereunder:
          (a) The Borrower shall fail to keep or perform any of the covenants or agreements contained herein;
          (b) an event of default under the Note; or
          (c) any representation or warranty of Borrower herein shall be false, misleading or incorrect in any material respect.
          Upon the occurrence of a Default, and without demand for performance or other notice of any kind to Borrower:
          (i) the Company may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the DCC. Without limiting the generality of the foregoing, the Company, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or otherwise specifically required hereunder) to or upon the Borrower, may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign or give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Company or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best (without reference to Exhibit A), for cash or on credit or for future delivery without assumption of any credit risk. The Company shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Company shall apply any proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Company hereunder, including, without limitation, reasonable attorneys’ fees and disbursements of counsel to the Company, to the payment in whole or in part of the Obligations, in such order as the Company may elect, and only after such application and after the payment by the Company of any other amount required by any provision of law, including, without limitation, Section 9-615(f) of the DCC, need the Company account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Company arising out of the lawful exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 7 days before such sale or other disposition. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Company to collect such deficiency; and

          (ii) the Company shall be free to exercise any and all rights and remedies it may have hereunder or under applicable law. The Company and Borrower hereby acknowledge and agree that as of the date hereof, neither is aware of any event of default other than the Designated Defaults.
     8. Release and Indemnity.
          (a) The Borrower hereby remises, releases and forever discharges the Company and any of its present and former directors, officers, shareholders, other equity holders, agents, employees, attorneys, representatives, predecessors and successors, and their respective heirs, executors, administrators, transferees, successors and assigns (collectively, the “Releasees”) and each of them, of and from any and all manner of actions or causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, controversies, promises, agreements, judgments, costs, expenses, fees, liabilities, claims and demands whatsoever in law or in equity, or otherwise, of whatsoever kind or nature, whether foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, direct or indirect, which the Borrower had, has or can, shall or may hereafter have, for or by reason of any cause, matter or thing whatsoever from the beginning of the world through the date of this Agreement, in connection with, arising from or in any way attributable to the Borrower’s relationship with the Releasees; provided, however, that this Section 8(a) shall not be deemed to be a release by the Borrower of the Releasees with respect to any claims which may be asserted by the Borrower which arise from or relate to the fraud or willful misconduct of any of the Releasees.
          (b) The Borrower further hereby agrees to indemnify and hold the Company and its officers, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Company or on account of anything arising out of this Agreement, the Note, or any other document delivered pursuant hereto or thereto up to and including the date hereof; provided that, the Borrower shall not have any obligation hereunder to the Company with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Company.
     9. Waiver of Jury Trial; Consent to Jurisdiction.
          (a) Each of the parties hereto hereby knowingly, voluntarily, and intentionally waives any right to trial by jury such party may have in any action or proceeding, in law or in equity, in connection with this Agreement, the Note, or the transactions contemplated by any thereof. The Borrower represents and warrants that no representative or agent of the Company has represented, expressly or otherwise, that the Company will not, in the event of litigation, seek to enforce this right to jury trial waiver. The Borrower acknowledges that the Company has been induced to enter into this Agreement by, among other things, the provisions of this Section 9(a).
          (b) The Borrower hereby irrevocably consents to the nonexclusive jurisdiction of the Circuit Court of Montgomery County in Maryland and the United States District Court for the District of Maryland, and waives personal service of any and all process upon the Borrower and consents that all such service of process be made by certified or registered mail directed to the Borrower at the address for the Borrower provided in Section 10(g), and service so made shall be deemed to be completed upon actual receipt thereof. The Borrower waives any objection to jurisdiction and venue of an action instituted against the Borrower as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

          10. Miscellaneous.
          (a) Amendment and Restatement. This Agreement amends and restates, and is in substitution for, the Original Pledge Agreement. However, without duplication, this Agreement shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligations evidenced by the Original Pledge Agreement or constitute a novation of the Original Pledge Agreement. Nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to Borrower’s obligations hereunder and under any other document relating hereto.
          (b) Further Assurance. The Borrower agrees to execute, and cause such other and further documents and instruments as the Company may request to implement the provisions of this Agreement and to perfect and protect the liens and security interests created hereby.
          (c) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary of this Agreement.
          (d) Integration. This Agreement, together with the Note, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, the Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Company or any employee or agent of the Company, except for the agreements of the Company set forth herein.
          (e) Severability. The provisions of this Agreement are intended to be severable. If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Maryland, without regard to the choice of law principles of such state.
          (g) Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
          (h) Notices. Any notice required or permitted under this Agreement shall be deemed given on the earliest of (a) physical delivery to a party or (b) three (3) days after dispatch by established carrier service to the intended recipient as follows:

To the Company:	Novavax, Inc.
9920 Belward Campus Drive
Rockville, Maryland 20850
Attn: Chief Financial Officer

with a copy to:	Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street
51 st Floor
Philadelphia, Pennsylvania 19103
Attention: Jennifer L. Miller

To the Borrower:	Mitchell 1. Kelly
          (i) Amendment. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY NOVAVAX, INC.
By:	/s/ Len Stigliano
	Name:	Len Stigliano
	Title:	V.P., C.F.O.

BORROWER
/s/ Mitchell J. Kelly
Mitchell J. Kelly

Exhibit A
Quarterly Payments

Period	Sale Price Per Share

4/1/2008 to 6/30/2008	$6.63
7/1/2008 to 9/30/2008	$6.22
10/1/2008 to 12/31/2008	$6.08
1/1/2009 to 3/31/2009	$5.93
4/1/2009 to 6/30/2009	$5.77

Exhibit B

Break Even
Period	Price Per Share

4/1/2008 to 6/30/2008	$6.22
7/1/2008 to 9/30/2008	$5.81
10/1/2008 to 12/31/2008	$5.67
1/1/2009 to 3/31/2009	$5.52
4/1/2009 to 6/30/2009	$5.36